EXHIBIT 10.54c

                               Motient Corporation
                              10802 Parkridge Blvd.
                           Reston, Virginia 20191-5416



                                                              October 12, 2001





Rare Medium Group, Inc.
28 West 23rd Street
New York, New York 10010
Attention:  General Counsel

                           RE:      Note Purchase Agreement

Ladies and Gentlemen:

     Reference is hereby made to the Note Purchase Agreement between Motient Corporation (the "Company") and Rare Medium Group, Inc. (the "Purchaser"), dated as of April 2, 2001, as amended by letter agreements, dated October 1, 2001 and October 8, 2001, pursuant to which the Maturity Date was extended as provided therein (as so amended, the "Note Purchase Agreement"). All capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Note Purchase Agreement.

     The Purchaser and the Company hereby agree that (a) effective upon the Purchaser's acceptance of this agreement by signing this agreement in the space provided below, the Company is repaying its obligations in respect of (i)
$14,058,055.56 of the principal of the Tranche A Note and $1,631,944.44 of accrued interest on the Tranche A Note through the delivery to the Purchaser of three million (3,000,000) XM Shares in accordance with the Note Purchase Agreement and (ii) $9,704,791.67 of the principal of the Tranche B Note and $755,208.33 of accrued interest on the Tranche B Note through the delivery to the Company of two million (2,000,000) XM Shares in accordance with the provisions of the Note Purchase Agreement and (b) effective with the repayments referred to above, the Maturity Date for the $10,941,944.44 balance of the principal of the Tranche A Note (and interest that accrues thereon) and for the $15,295,208.33 balance of the principal of the Tranche B Note (and interest that accrues thereon) is being extended to the earlier of (1) 60 days from the date hereof and (2) the date on which the Company or any of its subsidiaries sells or otherwise transfers after the date hereof any of its interest in MSV (as defined below) or sells or otherwise transfers after the date hereof in excess of one million (1,000,000) XM Shares (cumulatively in one or more transactions), it being understood that the transfer of 5,000,000 XM Shares to the Purchaser pursuant to this agreement shall not be deemed a sale or transfer for purposes of clause (2) (the earlier to occur of (1) or (2) being hereinafter referred to as the "Trigger Date"). Simultaneously with the delivery of this agreement, the Company is delivering to the Purchaser and XM the letter attached hereto as Annex A directing the conversion and reissuance of the 5,000,000 XM Shares in the name of the Purchaser and otherwise causing simultaneously with the repayment a certificate representing the appropriate number of shares to be issued in the name of, and delivered to, the Purchaser. In addition, in consideration for the extension of the Maturity Date being granted hereby, the Company shall use its best efforts to obtain all necessary consents and approvals to allow the Company to grant to the Purchaser a security interest in the assets securing the Company's obligations to its bank lenders and guarantors, including, without limitation, the Company's ownership interests in XM, Motient Holdings, Inc. and Mobile Satellite Ventures LLC or any successor thereto (Mobile Satellite Ventures LLC and such successors collectively, "MSV"). Such security interest shall be junior in priority to the existing security interests of the Company's bank lenders and guarantors and senior to any other lenders or creditors of the Company. The terms of such security interest shall be substantially similar to the agreements pursuant to which the security interests were granted to the Company's bank lenders and guarantors, except that the terms defining the Purchaser's rights while the holder of a junior in priority security interest as described above shall be on terms satisfactory to the Purchaser. In the event such consents and approvals are obtained, the security interests contemplated by the immediately preceding sentence are granted and the Purchaser receives appropriate certificates and opinions confirming the foregoing on or prior to the Trigger Date, the Maturity Date shall be extended to the date which is 365 days from the date hereof. The extension of the Maturity Date contemplated by the immediately preceding sentence shall be effective immediately following the satisfaction of the conditions referred to therein. Thereafter, upon the request of the Company, the Purchaser shall confirm such extension in writing. The Company's obligations under the Note Purchase Agreement shall otherwise remain in effect as provided therein, except to the extent provided below with respect to the transfer of registration rights.

     In addition, the Company hereby transfers to the Purchaser one of its "Demand Registration" rights under Section 2.1(f) of the XM Registration Agreement and all rights associated with such Demand Registration right, including those rights set forth in the last two sentences of Section 2.1(f) of the XM Registration Agreement. Such Demand Registration right shall also be subject to the limitations set forth in the XM Registration Agreement. The Company agrees to promptly notify XM that such transfer has occurred and upon request of the Purchaser the Company will execute such further documents and instruments reasonably necessary to vest such rights in the Purchaser. The
Company represents and warrants to the Purchaser that the Company has not transferred to any other transferee the right to initiate any Demand Registration (as defined in the XM Registration Agreement). The Purchaser agrees that it will not exercise the Demand Registration right transferred pursuant to this agreement prior to December 31, 2001 without prior written consent of the Company.

     The parties acknowledge and agree that the Purchaser's new mailing address for notices shall be as set forth above and its new number for facsimile transmissions shall be (646) 638-9716.

     This agreement may be executed and delivered in two or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     This agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to any principles of conflicts of law.

     Please acknowledge your understanding of and agreement with the foregoing by signing this agreement in the space provided below.


                                           Sincerely,

                                           MOTIENT CORPORATION



                                           By:/s/Walter V. Purnell, Jr.
                                           ----------------------------
                                           Name: Walter V. Purnell, Jr.
                                           Title:   President and
                                                    Chief Executive Officer



AGREED TO AND ACCEPTED
This 12th day of October, 2001

RARE MEDIUM GROUP, INC.


By:/s/Glenn Meyers
------------------
Name: Glenn Meyers
Title:   Chairman and
         Chief Executive Officer